                                                                    EXHIBIT 4.85

                                 AMENDMENT NO. 1
                         TO RESTATED FACILITY AGREEMENT

          Made and entered into on this 10th day of September, 2007, by and between:

          (1)  TOWER SEMICONDUCTOR LTD. ("THE BORROWER")

          and

          (2)  BANK LEUMI LE-ISRAEL B.M. and BANK HAPOALIM B.M. ("THE BANKS")

WHEREAS:       the Borrower, on the one hand, and the Banks, on the other hand, are parties to a Facility Agreement dated January 18, 2001, as amended from time to time and as amended and restated on August
               24, 2006 (the Facility Agreement, as amended as aforesaid, hereinafter "THE FACILITY AGREEMENT"); and

WHEREAS:       the Borrower proposes, as part of its "ramp up" of Fab 2 in accordance with the Project, to purchase the bulk of a tool set of the 130 nm-90 nm technology bought by Macquarie Bank Australia or other persons from Advanced Micro Devices Dresden fabrication facility and/or related tools owned by Advanced Micro Devices
               Dresden ("THE AMD EQUIPMENT"), or such complementary and/or other tool sets that have substantially similar purposes, comparable economic terms and similar anticipated benefits as the AMD
               Equipment, all as may be approved in advance and in writing by the Banks ("THE ALTERNATE EQUIPMENT"); and

WHEREAS:       the Borrower estimates the cost of the AMD Equipment, including acquisition, installation, accessories, facility extension and other related tool costs, to be approximately US $100,000,000
               (one hundred million United States Dollars); and

WHEREAS:       by consent, dated June 6, 2007, the Banks consented to the issuance by the Borrower of up to US $60,000,000 (sixty million
               United States Dollars) of Permitted Subordinated Debt partially to finance the purchase of the AMD Equipment, of which gross proceeds of US $39,977,064 (thirty-nine million, nine hundred and seventy-seven thousand and sixty-four United States Dollars) were raised on June 13, 2007; and

WHEREAS:       the Borrower's plan for financing the purchase of the AMD
               Equipment or the Alternate AMD Equipment also includes US
               $30,000,000 (thirty million United States Dollars) of financing from TIC and US $30,000,000 (thirty million United States
               Dollars) of bank financing; and

WHEREAS:       the Borrower and the Banks have agreed to amend the Facility
               Agreement in the manner set out below ("THIS AMENDMENT NO. 1"),

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.   INTERPRETATION

     1.1. Terms and expressions defined in the Facility Agreement shall have the same meanings when used in this Amendment No. 1.

     1.2. References herein to clauses and paragraphs, are to clauses and paragraphs of the Facility Agreement.

     1.3. References herein to sections, are to sections of this Amendment No.
          1.

2.   AMENDMENT

     Subject to the fulfilment of the conditions precedent referred to in section 3 below, the Facility Agreement shall, with effect from the date upon which the Banks shall, pursuant to section 3.2 below, have confirmed in writing fulfilment of all of the conditions precedent set out in section
     3 below (if fulfilled) (such date hereinafter being referred to as "THE
     AMENDMENT NO. 1 CLOSING DATE"), be amended in the manner set out below:

                                      - 2 -

     2.1. Clause 1 (INTERPRETATION) shall be amended as follows:

          2.1.1. the following new definitions shall be added:

               2.1.1.1. as new clause 1.1.5A:

                    "`ALTERNATE EQUIPMENT' - means such complementary and/or
                    other tool sets that have substantially similar purposes,
                    comparable economic terms and similar anticipated benefits as the AMD Equipment (as defined below), all as may be
                    approved in advance and in writing by the Banks;"

               2.1.1.2. as new clause 1.1.5B:

                    "`AMD EQUIPMENT' - means all or a portion of the tool set of the 130 nm-90 nm technology bought by Macquarie Bank
                    Australia from the Advanced Micro Devices Dresden
                    fabrication facility and/or bought by others, such as,
                    original equipment manufacturers (who bought such equipment from the Advanced Micro Devices Dresden fabrication facility for refurbishing or upgrading and resale) and/or related
                    tools owned by Advanced Micro Devices Dresden, in each case, for use solely in Fab 2;"

                                     - 3 -

               2.1.1.3. as new clause 1.1.6A:

                    "`AMENDMENT NO. 1 CLOSING DATE' - means September 10, 2007;"

               2.1.1.4. as new clause 1.1.49A:

                    "`EQUIPMENT FACILITY' - shall bear the meaning assigned to such term in clause 1.1.115(l) below;"

               2.1.1.5. as new clause 1.1.49B:

                    "`EQUIPMENT FACILITY CREDITS' - means any Equipment Loans
                    made to the Borrower pursuant to an Equipment Facility
                    and/or any Equipment L/Cs issued by an Equipment Lender in lieu of all or part of the Equipment Loans or, as the
                    context requires, the principal amount of such Equipment
                    Loans at such relevant time and the Maximum Drawing Amount of such Equipment L/Cs at such relevant time; provided that, the maximum aggregate amount of all Equipment Facility
                    Credits shall not exceed US $30,000,000 (thirty million
                    United States Dollars);"

               2.1.1.6. as new clause 1.1.49C:

                    "`EQUIPMENT L/CS' - shall bear the meaning assigned to such term in clause 1.1.115(j) below;"

                                     - 4 -

               2.1.1.7. as new clause 1.1.49D:

                    "`EQUIPMENT LENDER' - means an Israeli bank or banks (which need not be the Banks) that provides an Equipment Facility to the Borrower;"

               2.1.1.8. as new clause 1.1.49E:

                    "`EQUIPMENT LOANS' - means those parts of Equipment Facility
                    Credits consisting of any advance or loan or, as the context defines, the principal amount of such advance or loan
                    outstanding at such relevant time;"

               2.1.1.9. as new clause 1.1.49F:

                    "`EQUIPMENT SELLER' - means a seller of AMD Equipment or a seller of the Alternate Equipment as may be approved in
                    advance and in writing by the Banks;"

               2.1.1.10. as new clause 1.1.103:

                    "`MAXIMUM DRAWING AMOUNT' - means, in respect of any L/C
                    (including an Equipment L/C) at any time, the maximum
                    aggregate amount that the beneficiary of such L/C may at any time draw thereunder, as such aggregate amount may be
                    reduced from time to time pursuant to the terms of such
                    L/C;"

                                     - 5 -

                    and

               2.1.1.11. as new clause 1.1.126A:

                    "`RAMP-UP EQUIPMENT' - shall mean the AMD Equipment, or if the AMD Equipment is not being acquired by the Borrower, the
                    Alternate Equipment;"

          2.1.2. clause 1.1.18 ("CHANGE OF OWNERSHIP") shall be amended by adding in paragraph (b) thereof, after the word "Loans", the following:

                    "and shall have repaid to the Banks in accordance with any
                    Finance Document, including any Equipment Facility provided severally by any or both Banks to the Borrower, at least 50%
                    (fifty percent) of the credits made available pursuant to
                    such Finance Documents, including Equipment Facility Credits that may be provided by a Bank pursuant to an Equipment
                    Facility;"

          2.1.3. clause 1.1.37 ("DEBT SERVICE") shall be amended as follows:

               2.1.3.1. paragraph (a) thereof shall be amended to delete the words "and 1.1.115(f)" and substitute therefor, ",
                    1.1.115(f) and 1.1.115(l)"; and

               2.1.3.2. paragraph (c) thereof shall be amended to delete the words "and 1.1.115(d)" and substitute therefor, ",
                    1.1.115(d) and 1.1.115(l)";

          2.1.4. clause 1.1.40 ("DISTRIBUTIONS") shall be amended to delete the words "convertible securities" and substitute "Permitted
               Subordinated Debt (save to the extent permitted under the
               approved terms thereof in accordance with clause 1.1.118 below)"
               therefor;

                                     - 6 -

          2.1.5. clause 1.1.60 ("FINAL MATURITY DATE") shall be amended to add the words:

                    "or March 31, 2012, if the option set forth in clause 6.1
                    below is exercised by the Banks;"

          2.1.6. clause 1.1.114 ("PERMITTED ENCUMBRANCES") shall be amended to add the following:

               "(e) a first-ranking fixed charge over the Ramp-Up Equipment that may be granted by the Borrower in favour of the Equipment
                    Lender solely to secure Permitted Financial Indebtedness
                    described in clause 1.1.115(l) below; provided that, the
                    Ramp-Up Equipment is duly pledged to the Banks by way of
                    fixed charge (subordinate only to the first-ranking fixed
                    charge to be granted to secure said Permitted Financial
                    Indebtedness) under, and by way of supplement to, the
                    Debenture and otherwise perfected in accordance with its
                    terms. For the avoidance of doubt, in the event that the
                    only Equipment Lenders providing the Permitted Financial
                    Indebtedness described in clause 1.1.115(l) below are the
                    Banks, such Permitted Financial Indebtedness shall be
                    secured by a first-ranking fixed charge over the Ramp-Up
                    Equipment in favour of the Banks under, and by way of
                    supplement to, the Debenture and otherwise perfected in
                    accordance with its terms;"

          2.1.7. clause 1.1.115 ("PERMITTED FINANCIAL INDEBTEDNESS") shall be amended to:

               2.1.7.1. delete in paragraph (j) thereof the words "all such
                    L/Cs" and substitute therefor, "L/Cs that are not Equipment
                    L/Cs";

               2.1.7.2. add the following sentence to the end of paragraph (j):

                    "The aggregate Indebtedness in respect of L/C's issued in
                    favour of the Equipment Seller to acquire the Ramp-Up
                    Equipment pursuant to the Equipment Facility ("THE EQUIPMENT
                    L/CS") together with the aggregate of all other Equipment
                    Facility Credits, shall not exceed US $30,000,000 (thirty
                    million United States Dollars);"

                                     - 7 -

                    and

               2.1.7.3. insert the following new paragraph (l) at the end thereof:

                    "(l) Financial Indebtedness in respect of a credit facility or facilities with a maturity of not less than 2 (two)
                         years (subject to subparagraph (i)(3) below) obtained
                         from an Israeli bank or banks solely to finance the
                         purchase of the Ramp-Up Equipment (`THE EQUIPMENT
                         FACILITY") which shall at no time exceed US $30,000,000
                         (thirty million United States Dollars) in the
                         aggregate; provided that, as a condition to such
                         Financial Indebtedness being incurred, there shall have
                         prior thereto been unconditionally and irrevocably
                         invested or provided (or there shall have been
                         delivered to the Banks unconditional and irrevocable
                         undertakings, satisfactory in form and substance to the
                         Banks, so to invest or provide) a net aggregate amount
                         equal to at least US $70,000,000 (seventy million
                         United States Dollars) for purchase of the Ramp-Up
                         Equipment, consisting of the following:

                                     - 8 -

                    (i)  TIC shall have unconditionally and irrevocably invested in, and/or provided to the Borrower (or there shall
                         have been delivered to the Banks an unconditional and
                         irrevocable undertaking, in favour of the Banks, in
                         form and substance satisfactory to the Banks, so to
                         invest or provide), at least US $30,000,000 (thirty
                         million United States Dollars) of Paid-in Equity and/or
                         unsecured non-convertible loans or L/Cs that are
                         subordinated to the rights of the Banks under this
                         Agreement and under all other Finance Documents
                         ("PERMITTED SUBORDINATED TIC DEBT") having terms
                         substantially similar to that of the Equipment
                         Facility, including: (1) with respect to Permitted
                         Subordinated TIC Debt, Interest at a rate not in excess
                         of the lowest rate paid in any Equipment Facility; (2)
                         such Permitted Subordinated TIC Debt and/or Paid-in
                         Equity to be disbursed and/or paid by TIC to the
                         Borrower prior to, or simultaneously with, and in an
                         aggregate amount equal to, the aggregate amount of all
                         drawdowns of Equipment Loans, including any requested
                         or deemed drawdowns of Equipment Loans as a consequence
                         of a payment by an Equipment Lender of any L/C issued
                         by such Equipment Lender pursuant to such Equipment
                         Facility, by the Borrower (and the undertaking by TIC
                         shall, INTER alia, include its undertaking to make,
                         prior to or simultaneously with any such requested or
                         deemed drawdown, an investment in, or a provision of
                         funds to, the Borrower in an amount equal to each
                         payment of an Equipment L/C by an Equipment Lender)
                         (and such disbursements and/or payments by TIC to the
                         Borrower shall be a condition to any such drawdown by
                         the Borrower under an Equipment Facility); and (3)
                         repayments of any such Permitted Subordinated TIC Debt
                         shall only be made by the Borrower to TIC
                         simultaneously with, or subsequent to, repayment of an
                         equal amount of Equipment Facility Credits (including
                         Equipment Loans), including once: (A) a Triggering
                         Quarter (as defined in clause 6.1 below) shall have
                         occurred, the permitted prepayment by the Borrower of
                         1/4 (one-fourth) of the Equipment Facility Credits to
                         the Equipment Lender(s) and 1/4 (one-fourth) of such
                         Permitted Subordinated TIC Debt to TIC over each of the
                         four Quarters following the Triggering Quarter; and (B)
                         an Accelerated Trigger Quarter (as defined in clause
                         6.1 below) shall have occurred, the permitted
                         prepayment at an aggregate quarterly rate of US
                         $25,000,000 (twenty-five million United States
                         Dollars), of which US $12,500,000 (twelve million five
                         hundred thousand United States Dollars) shall be paid
                         to the Equipment Lender(s) on account of the Equipment
                         Facility Credits and of which US $12,500,000 (twelve
                         million five hundred thousand United States Dollars)
                         shall be paid to TIC on account of such Permitted
                         Subordinated TIC Debt to TIC until all such Equipment
                         Facility Credits and Permitted Subordinated TIC Debt
                         are paid in full;

                                     - 9 -

                    (ii) a gross amount of US $39,977,064 (thirty-nine million, nine hundred and seventy-seven thousand and sixty-four
                         United States Dollars) shall have been unconditionally
                         and irrevocably paid by investors in Permitted
                         Subordinated Debt in conformity with the terms of
                         Schedule 1.118 hereto; and

                    (iii) a net amount of at least US $40,000,000 (forty million
                         United States Dollars) shall have either been: (1)
                         unconditionally and irrevocably invested in the
                         Borrower by way of Paid-in Equity, Permitted
                         Subordinated Debt, including amounts already raised (as
                         described in (ii) above) and capable of being raised in
                         conformity with Schedule 1.118 hereto, or unsecured
                         customer advances in form and substance satisfactory to
                         the Banks; or (2) generated from Excess Cash Flow,
                         including as may be reflected in the Borrower's
                         Accounts for a Quarter commencing from the first
                         Quarter of 2007, provided that any such Excess Cash
                         Flow is held by the Borrower as cash in short term bank
                         deposits.

                    For the removal of doubt, except and to the extent set forth in any Equipment Facility provided by a Bank as an Equipment
                    Lender, none of the Banks shall be under any obligation
                    whatsoever to provide such financing;"

                                     - 10 -

          2.1.8. clause 1.1.118 ("PERMITTED SUBORDINATED DEBT") shall be amended to add the following paragraph thereto:

               "All references in this clause 1.1.118 to `convertible
               debentures' and `Equity Convertible Debentures' shall be deemed to apply to (a) non-convertible debentures issued by the Borrower in accordance with the consent, dated June 6, 2007, given by the
               Banks, a copy of which is attached as SCHEDULE 1.1.118 hereto, and (b) to any Permitted Subordinated TIC Debt provided to the
               Borrower by TIC pursuant to clause 1.1.115(l)(i) above;"

          2.1.9. clause 1.1.142 ("TOTAL DEBT") shall be amended to delete the words "and (d)" and substitute therefor the words, ", (d) and
               (l)"; and

          2.1.10. clause 1.3.14 shall be amended to add the following to the first sentence thereof:

               "or, effective January 1, 2008, International Financial Reporting
               Standards (`IFRS')."

     2.2. Clause 6.1 (REPAYMENT OF LOANS) shall be amended to add the following at the end thereof:

          "provided, however, that once the Borrower's EBITDA for any Quarter equals or exceeds US $35,000,000 (thirty-five million United States
          Dollars) but equals less than US $50,000,000 (fifty million United
          States Dollars) (`THE TRIGGERING QUARTER') and the Equipment Facility
          Credits are paid in full by the Borrower, the Banks shall have the option, by written notice to the Borrower by the Banks, to require the
          Borrower, as a mandatory prepayment, as to which clause 8 below shall apply, to repay the last instalment of the Loans otherwise payable in
          June 2012 and (1)/2 (one-half) of the penultimate instalment otherwise payable in March 2012 (such amounts, collectively, `THE AGGREGATE
          TRIGGER PREPAYMENT AMOUNT'), at the end of 3 (three) earlier consecutive Quarters following the Triggering Quarter, but no earlier than (1)/3 (one-third) of the Aggregate Trigger Prepayment Amount on the last Business Day in December 2008, (1)/3 (one-third) on the last
          Business Day in March 2009 and (1)/3 (one-third) on the last Business
          Day in June 2009, provided further, however, that once Borrower's
          EBITDA for any Quarter equals or exceeds US $50,000,000 (fifty million
          United States Dollars) (`THE ACCELERATED TRIGGER QUARTER'), the
          mandatory quarterly prepayments shall be in a minimum amount of US
          $25,000,000 (twenty-five million United States Dollars), in which case the Aggregate Trigger Prepayment Amount would be paid in 2 (two)
          quarterly instalments rather than in 3 (three). For the avoidance of doubt and by way of illustration only, should the Equipment Facility
          Credits be paid in full on or prior to June 30, 2009 and the
          Triggering Quarter be the Quarter ended June 30, 2009, the Banks would have the option to require said mandatory prepayments to be made on the last Business Days in each of September 2009, December 2009 and
          March 2010, respectively, and, should the Quarter ended June 30, 2009 be an Accelerated Trigger Quarter, the Banks would have the option to require a mandatory prepayment in the amount of US $25,000,000
          (twenty-five million United States Dollars) on the last Business Day of September 2009 and the remainder of the Aggregate Trigger
          Prepayment Amount on the last Business Day in December 2009, in each case, in addition to the repayments of principal of the Loans also due on such dates pursuant to this clause 6.1 above."

                                     - 11 -

     2.3. Clause 15 (REPRESENTATIONS AND WARRANTIES) shall be amended as follows:

          2.3.1. clause 15.5 (NO DEFAULT) shall be amended to read in its entirety as follows:

               "No Default is continuing which has not been waived."

          2.3.2. clause 15.7 (SHARE CAPITAL) shall be amended to read in its entirety as follows:

               "The authorised share capital of the Borrower consists of
               800,000,000 (eight hundred million) ordinary shares. The
               Borrower's most recently filed Annual Report on Form 20-F (`THE
               ANNUAL REPORT'), as filed with the United States Securities and
               Exchange Commission (`THE SEC'), sets forth, as of the month ended immediately prior to the filing of the Annual Report, the number of shares issued and outstanding, the approximate
               aggregate number of shares reserved for issuance upon exercise of all outstanding warrants and options and conversion of all convertible securities (without being required to take into account options, warrants or convertible securities that are substantially "out of the money") and sets forth the list of all those persons which, to the Knowledge of the Borrower, as of the month ended immediately prior to the filing of the Annual Report, are the beneficial holders of 5% (five percent) or more of the issued and outstanding shares of the Borrower. All of the
               outstanding ordinary shares have been duly authorised and validly issued."

                                     - 12 -

          2.3.3. clause 15.8 (SEC DOCUMENTS; FINANCIAL STATEMENTS) shall be amended to read in its entirety as follows:

               "15.8.1. The Borrower has furnished to the Banks copies of the
                    Borrower's most recent Annual Report as filed with the SEC.
                    The Borrower represents and warrants that: (a) the Annual
                    Report has been duly filed with the SEC and when filed was in compliance in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC applicable to such Annual Report; and (b) the Annual Report was complete and correct in all material respects as of its date and, as of its date, did not contain any untrue
                    statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Borrower has provided the Banks with a copy of each document submitted to the SEC on Form 6-K since January 1, 2007 (`THE 6K
                    REPORTS'). The Borrower represents and warrants to the Banks that: (i) the 6K Reports have been duly submitted to the SEC and when submitted were in compliance in all material
                    respects with the requirements of law relating to the 6K
                    Reports; and (ii) the 6K Reports were complete and correct in all material respects as of their respective dates and, as of such dates, did not contain any untrue statement of
                    material fact or omit to state a material fact required to be stated therein or necessary in order to make the
                    statements made therein, in light of the circumstances under which they were made, not misleading.

                                     - 13 -

               15.8.2. The Borrower has delivered to the Banks: (a) audited consolidated Accounts of the Borrower as at December 31 in each of the 2 (two) years ended with the last Fiscal Year
                    included in the Annual Report (inclusive) (including the
                    audited consolidated balance sheets, consolidated statements of income, changes in shareholders' equity and cash flow for each of the Fiscal Years then ended, together with the
                    report thereon of the Auditors); and (b) unaudited reviewed consolidated Accounts of the Borrower as at the Quarter
                    included in the most recently filed Report on Form 6-K
                    containing quarterly financial information (including the
                    consolidated balance sheets, consolidated statements of
                    income, changes in shareholders' equity and cash flow for
                    the period then ended, including in each case the notes
                    thereto). Such Accounts and notes truly and fairly present the financial condition and the results of operations,
                    changes in shareholders' equity and cash flow of the
                    Borrower as at the respective dates of and for the periods referred to in such Accounts, all in accordance with GAAP, subject, in the case of interim Accounts, to normal
                    recurring year-end adjustments (the effect of which will
                    not, individually or in the aggregate, be materially
                    adverse); the Accounts referred to in this clause 15.8.2
                    reflect the consistent application of such accounting
                    principles throughout the periods involved, except as stated
                    in the Accounts and in the explanation provided pursuant to clause 16.2.6 below."

               and

          2.3.4. clause 15.13 (PERMITTED SUBORDINATED DEBT) shall be amended to delete the words "existing as at the Amendment Closing Date are attached as SCHEDULE 15.13 hereto" and substitute therefor,
               "issued since the Amendment Closing Date have been delivered to the Banks".

                                     - 14 -

     2.4. Clause 16 (UNDERTAKINGS) shall be amended as follows:

          2.4.1. clause 16.7 (DISTRIBUTIONS) shall be amended as follows:

               2.4.1.1. clause 16.7.3 shall be amended to add the following:

                    "(x) payments to TIC with respect to Permitted Subordinated
                         TIC Debt provided by TIC to the Borrower partially to
                         finance the purchase of the Equipment (but only to the
                         extent such payments are permitted under the terms of
                         clause 1.1.115(l) above);"

                    and

               2.4.1.2. to add a new clause 16.7.4 thereto, as follows:

                    "16.7.4 make or resolve to make any repayment, prepayment or payment (in cash or in kind) of the principal of, or
                         Interest (whether or not capitalised) or other amount
                         on or in respect of the Equipment Facility, or any
                         purchase, redemption or retirement of any Equipment
                         Facility Credits, save to the extent permitted under
                         the terms of clause 1.1.115(l) above;

          2.4.2. clause 16.10 (INSURANCE) shall be amended to add the following at the end of clause 16.10.1:

               "and the total outstandings under all other Finance Documents, including the aggregate of all Equipment Facility Credits
               outstanding under Equipment Facilities provided severally by a
               Bank to the Borrower at such time;"

          2.4.3. clause 16.31.1 (BANK ACCOUNTS) shall be amended to delete the words "and 1.1.115(j)" in clause 16.31.1 and substitute therefor,
               ", 1.1.115(j) and 1.1.115(l)";

          2.4.4. clause 16.27.3.3 shall be amended to add the following at the end thereof:

               "Notwithstanding anything to the contrary in this clause
               16.27.3.3, no Paid-in Equity contributed or wafer prepayments paid in order to meet the conditions set forth in clause
               1.1.115(l) above so as to permit the incurrence by the Borrower of Financial Indebtedness described in clause 1.1.115(l) above may also be counted as Paid-in Equity or wafer prepayments to be procured by the Borrower under this clause 16.27.3.3 above.";

                                     - 15 -

               and

          2.4.5. clause 16.29 shall be amended to add the following paragraph thereto:

               "The attached SCHEDULE 16.29A, prepared in accordance with IFRS shall replace and supersede Schedule 16.29 effective January 1,
               2008 with respect to Quarters beginning on and after January 1,
               2008 and all references in this clause 16.29 to `Schedule 16.29'
               shall be references to `Schedule 16.29A'. Should the Borrower voluntarily choose to adopt IFRS prior to January 1, 2008, the
               Borrower shall notify the Banks in writing of same and Schedule
               16.29A shall replace and supersede Schedule 16.29 as of the
               Quarter in respect of which such early adoption is first applied and with effect therefrom all references in this clause 16.29 to
               `Schedule 16.29' shall be references to `Schedule 16.29A'. In addition, with effect from the earlier of the first day of the first Quarter in respect of which IFRS is fully adopted by the
               Borrower as aforesaid or January 1, 2008, clause 1.1.65 shall be deemed to be amended to read as follows:

               `1.1.65 `GAAP' - means International Financial Reporting
                    Standards (`IFRS') in force from time to time;'

               Should the Borrower voluntarily choose to adopt, with respect to any Quarter prior to January 1, 2008, only partially IFRS, then
               Schedule 16.29 shall continue to apply, provided that, if the
               Borrower is with respect to any such Quarter as aforesaid not in compliance with one or more of the ratios set out in Schedule
               16.29, the Borrower shall be deemed not to be in default of this clause 16.29 if such non-compliance is solely as a result of such early and partial adoption and the Borrower's Auditors shall have delivered (together with the Accounts at the times referred to in clause 16.1.1(v) above) to the Banks a certificate, (confirmed as being correct by the Bank Adviser), that had GAAP been applied in its entirety in respect of such Quarter, the Borrower would have been fully in compliance with this clause 16.29 and Schedule
               16.29 hereto."

                                     - 16 -

     2.5. Clause 17 (DEFAULT) shall be amended to add the following new clause:

          "17.3.4 the Borrower fails to comply with any undertaking or any obligation contained in any Equipment Facility provided to the
               Borrower by an Equipment Lender and, if such breach if capable of remedy within such period, within 7 (seven) days after receipt by the Borrower of written notice from such Equipment Lender
               requiring the failure to be remedied, the Borrower shall have failed to cure such default."

     2.6. New Schedule 1.1.118 (JUNE 6, 2007 CONSENT OF THE BANKS) in the form attached as APPENDIX A hereto shall be added to and form part of the
          Facility Agreement.

     2.7. Each of the following Schedules shall be replaced by the Amendment No.
          1 Closing Date by updated Schedules as referred to in section 3.1.2 below (the updated Schedules, for the removal of doubt, to be in form and substance acceptable to the Banks and to bear the same heading
          (Schedule number) as those replaced): Schedule 1.1.16 (BUSINESS PLAN),
          Schedule 16.29 (FINANCIAL COVENANTS-ISRAELI GAAP), Schedule 16.29A
          (FINANCIAL COVENANTS-IFRS) and Schedule 1.1.106 (NET CASH FLOW).

3.   CONDITIONS PRECEDENT

     3.1. This Amendment No. 1 is subject to the conditions precedent that the
          Banks shall have received, by not later than December 31, 2007 (or such earlier date expressly set out with respect thereto below), the following documents, information, matters and things in form and substance satisfactory to the Banks:

          3.1.1. an opinion of Yigal Arnon & Co., Advocates, the Borrower's external legal counsel, addressed to the Banks;

                                     - 17 -

          3.1.2. each updated Schedule referred to in section 2.7 above;

          3.1.3. payment by the Borrower of any and all fees payable to each
               Bank on or prior to the Amendment No. 1 Closing Date; and

          3.1.4. all of the Borrower's representations and warranties given pursuant to this Amendment No. 1 shall be accurate in all
               material respects as of the Amendment No. 1 Closing Date, as if made on the Amendment No. 1 Closing Date.

     3.2. In the event that the aforegoing conditions precedent are not all fulfilled by December 31, 2007, then, save for section 5 below, this
          Amendment No. 1 shall no longer be of any force or effect and the
          Facility Agreement shall remain unaltered and in full force and effect and, save as aforesaid, no party shall have any claim arising out of or in connection with this Amendment No. 1. The Banks undertake that promptly following the fulfilment to the satisfaction of the Banks of all the conditions precedent referred to in section 3.1 above, the
          Banks shall confirm to the Borrower in writing that the conditions precedent have been fulfilled and this Amendment No. 1 has become effective.

4.   REPRESENTATIONS AND WARRANTIES

     The Borrower acknowledges that the Banks have agreed to this Amendment No.
     1 in full reliance on the representations and warranties set forth in clause 15, as amended in this Amendment No. 1, subject to the disclosures set out in Annex A hereto, which shall be deemed to have been repeated on the date of signature of this Amendment No. 1 and on the Amendment No. 1
     Closing Date, except that the representations and warranties set forth in clause 15.9 shall be deemed to be repeated only on the Amendment No. 1
     Closing Date and only with respect to the Business Plan to be delivered pursuant to section 2.7.

     For the removal of doubt, the term "Finance Documents" when referred to in the representations and warranties set out in clause 15, includes also this
     Amendment No. 1.

5.   UNDERTAKINGS

     The Borrower undertakes, by no later than November 30, 2007, that the Banks shall have received all of the following documents, matters and things in form and substance satisfactory to the Banks:

                                     - 18 -

     5.1. a Supplement to the Debenture shall be executed by the Borrower relating to all equipment, Material Contracts, registered Intellectual
          Property Assets and other assets and rights required under the
          Debenture to be pledged by way of first-ranking fixed charge in favour of the Banks, but not as yet specifically included in the Debenture and such Supplement shall be perfected and duly registered with the
          Registrar of Companies and the Registrar of Pledges and the Borrower
          shall deliver all documents as referred to in clause 3.2 of the
          Debenture (MUTATIS MUTANDIS) (including, without limitation, under clause 3.2.7 of the Debenture, if any of the Existing ILA Leases has
          been registered with the Israeli Lands Registry in the name of the
          Borrower, which shall be confirmed by the Borrower, without derogating from the Borrower's obligations under clause 8 of the Debenture) and shall sign all other documents and forms required for the purposes of the aforegoing;

     5.2. notices of assignment by way of charge of all Material Contracts
          (other than those referred to in clauses 1.1.36(c)(i) and (ii) of the
          Facility Agreement); and

     5.3. notices to insurers and acknowledgements of such notices, as referred to in clause 3.2 of the Debenture (other than under Insurance Policies in respect of liability of the Borrower to third parties or of liability of the Borrower for damage to property of third parties or of the type listed in Schedule 16.10.6(d) to the Facility Agreement).

6.   FEES AND EXPENSES

     Without derogating from the obligations of the Borrower to pay the Banks commissions, fees and expenses pursuant to the Facility Agreement and pursuant to any Equipment Facility that may be entered into severally by any Bank with the Borrower and, in addition thereto, and for the removal of doubt, the Borrower shall pay to the Banks on the date of signature of this
     Amendment No. 1 and thereafter on demand legal fees for external counsel
     (and out-of-pocket expenses incurred by such counsel) incurred by the Banks in connection with the negotiation, preparation and execution of this
     Amendment No. 1.

7.   AMENDMENT TO THE FACILITY AGREEMENT

     Subject to the fulfilment of the conditions precedent set out in section
     3.1 above and with effect from the Amendment No. 1 Closing Date, the
     Facility Agreement shall be amended as expressly set out in this Amendment
     No. 1 above. This Amendment No. 1 shall be read together with the Facility
     Agreement as one agreement and, save as expressly amended by this Amendment
     No. 1, the Facility Agreement shall remain unaltered and in full force and effect.

                                     - 19 -

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS AMENDMENT NO. 1 ON THE DATE
FIRST MENTIONED ABOVE.

for:   TOWER SEMICONDUCTOR LTD.

By:    ________________________

Title: ________________________

for:   BANK LEUMI LE-ISRAEL B.M.                   for:   BANK HAPOALIM B.M.

By:    ________________________                    By:    ______________________

Title: ________________________                    Title: ______________________

                                     - 20 -